Exhibit 99.2

THE ASIA TIGERS FUND, INC.

CERTIFICATE

October 17, 2014

The undersigned, Kasey Deja, Assistant Secretary of The Asia Tigers Fund, Inc. (the “Fund”), hereby certifies that set forth below is a copy of the resolutions duly adopted by the Board of Directors of the Fund on August 4, 2014, and that said resolutions continue in full force and effect:

FURTHER RESOLVED, that the Board of Directors of the Fund, including all the Directors who are not “interested persons” of the Fund (as that term is defined by Rule 2(a)(19) under the 1940 Act), hereby determines that a fidelity bond issued by AXIS Specialty Europe SE, covering officers and employees of the Fund for the period November 1, 2014 to November 1, 2015 in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the 1940 Act, in the amount of $400,000 is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of the Fund to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Fund’s portfolio; and it is

FURTHER RESOLVED, that each of the officers of the Fund are hereby designated to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Fund required by paragraph (g) of Rule 17g-1 promulgated under the 1940 Act.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

/s/ Kasey Deja
Name:	Kasey Deja
Title:	Assistant Secretary